FIRST AMENDMENT TO
                          PROFIT FUNDS INVESTMENT TRUST
                              MANAGEMENT AGREEMENT

      WHEREAS, Profit Funds Investment Trust (the "Trust") and Profit Investment Management, Inc. (the "Adviser"), each having its principal place of business at 8401 Colesville Road, Suite 320, Silver Spring, Maryland 20910, have entered into a Management Agreement as of November 30, 1998 (the "Agreement");

      WHEREAS, the parties agree to amend the Agreement;

      NOW, THEREFORE, effective February 1, 2009, the Trust and the Adviser agree to amend the Agreement as follows:

      1.    Paragraph 6 of the Agreement is hereby amended to read as follows:

            "6. For all services to be rendered and payments made as provided in this Agreement, the Fund will pay the Manager a fee, computed and accrued daily and paid monthly, at the annual rate of 0.75% of the Fund's average daily net assets.

            The value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust and to resolutions of the Board of Trustees of the Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 6, the value the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of business on that day, or as ouch other time as the value of the Fund's net assets may lawfully be determined on that day. If the determination of the net asset value of the Fund's shares has been suspended for a period including such month, the Manager's compensation payable for such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

      2. Excepted as amended hereof, the Agreement shall remain in full force and effect.

      Executed this 28th day of January, 2009

PROFIT FUNDS INVESTMENT TRUST


By:   /s/ Eugene Profit
      -----------------------------
      Eugene Profit, President and Trustee

PROFIT INVESTMENT MANAGEMENT, INC.

By:   /s/ Eugene Profit
      -----------------------------
      Eugene Profit, President